Exhibit 99


TSYS News Release
--------------------------------------------------------------------------------
For immediate release

Contacts:

Eric S. Bruner              Danita Gibson-Lloyd         Leo Berard
TSYS Media Relations        TSYS Media Relations        TSYS Investor Relations
+1.706.644.8457             +1.706.649.5578             +1.706.644.6081
ebruner@tsys.com            dglloyd@tsys.com            leoberard@tsys.com

Thomas Kelly                David Webster
Bank One Corporation        Bank One Corporation
Media Relations             Media Relations
+1.312.732.7007             +1.302.282.6805
thomas_a_kelly@bankone.com  david_c_webster@bankone.com

                BANK ONE SELECTS TSYS TO UPGRADE CARD PROCESSING
   Largest issuer of Visa credit cards will insource processing in 2006

CHICAGO and COLUMBUS, Ga., March 3, 2003 -- Bank One Corporation (NYSE: ONE) has selected TSYS(R) (NYSE: TSS) to upgrade and eventually insource its credit card processing. The agreement provides for Bank One to move to the TS2 technology platform when its contract with First Data Corporation (NYSE: FDC) ends in 2004.

         Under the unique agreement with TSYS, Bank One would shift its credit-card processing to the TS2(R) platform in mid-2004 and TSYS would maintain all card-processing functions, such as account transaction information, for two years. In 2006, Bank One would transfer the processing services in-house under a license of the TS2 software.

         "This project will allow us to serve customers through the best, most cost-effective infrastructure in the marketplace, allowing us to introduce innovations faster and deliver individualization, a core strategy for deepening the value we offer our customers," said Jamie Dimon, Bank One chairman and CEO. "The phase-in allows us to license the software, control this core function and plan a seamless transition for customers."

         Bank One serves 50 million cardmembers who spend more than $155 billion annually on their cards and have outstanding balances of more than $70 billion.

         "With our TS2 software, TSYS offers the new processing capabilities and expertise that Bank One needs for future growth and innovation," says TSYS President Philip Tomlinson. "This unique approach extends TSYS' service offering to the large issuers that desire to process in house. Many of these issuers are in need of new technology that can offer the flexibility and scalability to effectively serve their customers."

          TSYS will host an analyst conference call at 10 a.m. EST, March 3, 2003, to discuss the impact of this agreement. The conference call can be accessed live at www.tsys.com. A replay will be available 30-45 minutes after the call.


                                   -- more --

Bank One Selects TSYS to Upgrade Card Processing/p. 2

About Bank One

Bank One Corporation is the nation's sixth largest bank holding company, with assets of more than $275 billion. In addition to credit cards for consumers and businesses, Bank One offers a full range of financial services to large corporate and middle market commercial customers and retail consumers. It can be found on the Internet at www.bankone.com.

About TSYS

TSYS (NYSE: TSS) (www.tsys.com) brings integrity and innovation to the world of electronic payment services as the integral link between buyers and sellers in this rapidly evolving universe. Synovus (NYSE: SNV) owns an 81-percent interest in TSYS. For more information, contact news@tsys.com.

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